UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 9, 2006

Date of Report (Date of earliest event reported)

TNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32033	36-4430020
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File No.)	Identification No.)

11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191-1406

(Address of principal executive offices and zip code)

(703) 453-8300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Board of Directors of TNS, Inc. (“TNS”) and its wholly owned subsidiary, Transaction Network Services (UK) Limited (the “Company”), recently approved the form of service agreement to be entered into by the Company with Raymond Low (the “Employment Agreement”), who will continue to serve as the Company’s President, International  Services Division and a director of the Company. The Employment Agreement was executed by the Company and Mr. Low on May 9, 2006.

In accordance with his Employment Agreement, Mr. Low’s annual base salary was initially set at £208,372.50, subject to any increase as determined by the Company’s Board of Directors based upon the achievement of budgetary or other objectives set by the Board.  In addition, Mr. Low is eligible for an annual incentive bonus targeted to equal 50% of his annual base salary (and capped at 100% of his annual base salary) and an annual long term incentive bonus award targeted to equal 170% of his annual base salary (and capped at 340% of his annual base salary), based upon the achievement of budgetary and other objectives set by the Board of TNS, Inc. Furthermore, the Company will make an annual contribution equal to 13% of his Base Salary to a pension plan designated by Mr. Low. Finally, Mr. Low is entitled to certain insurance, leave, automobile and other fringe benefits and is eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs.

The Employment Agreement provides for a term that begins on January 1, 2006. Mr. Low will continue to serve as the Company’s President until (i) his disability, (ii) his decision to terminate his employment relationship with the Company for or without good reason, (iii) the decision by the Board of Directors to terminate his employment with or without cause, as that term is used in the Employment Agreement; or (iv) upon the day on which Mr. Low attains the age of 65.

Under the Employment Agreement, “good reason” means where (i) Mr. Low is assigned duties substantially inconsistent with his responsibilities set out in the Employment Agreement; (ii) Mr. Low is demoted; (iii) the Company reduces Mr. Low’s base salary; (iv) in breach of the Employment Agreement, the Company materially reduces the aggregate value to Mr. Low of the benefits to be received under Section 7 of the Employment Agreement, other than in connection with a reduction in benefits generally to senior executives of the Company; or (v) the Company requires Mr. Low to change his normal place of work to a place outside of England and Wales.

Pursuant to Section 13.1 of his Employment Agreement, the Company may terminate Mr. Low’s employment with the Company (without any entitlement to any further payment from the Company except for those amounts accrued as of such date) if Mr. Low: (i) is guilty of any serious or (after having received a written warning from the Board) repeated breach of his obligations under the Employment Agreement; (ii) is guilty of (a) serious misconduct, (b) serious negligence or (c) any other conduct which materially harms or in the reasonable opinion of the Board is likely material to harm the interests of TNS and its subsidiaries; (iii) is convicted of an offense (other than a road traffic offense for which a non-custodial penalty is imposed); (iv) becomes bankrupt or makes any arrangement or composition with his creditors; or (v) is disqualified from being a director of any company by reason of an order made by any competent court. Under the Employment Agreement, “without cause” means the termination of Mr. Low’s employment based on reasons other than those set forth in Section 13.1 of his Employment Agreement and Mr. Low’s death.

If Mr. Low’s employment is terminated without cause or if he resigns for good reason, he would be entitled to receive payment of his then current base salary and benefits during any period in which he is restricted pursuant to his non-competition and non-solicitation obligations contained in the Employment Agreement (“Restricted Period”). Notwithstanding, if terminated without cause or if he resigns for good reason, Mr. Low would be entitled to receive a payment of his then current base salary and benefits for a period of time after the Restricted Period (but not to exceed two years after his date of termination) if he elects to be bound by the Employment Agreement’s non-competition and non-solicitation restrictions for such additional period.

The Employment Agreement requires Mr. Low to protect the confidentiality of the Company’s proprietary and confidential information. Mr. Low has also agreed not to compete with the Company or solicit the Company’s employees or customers for a period of 6 months and 12 months, respectively, if he is terminated for any reason subject to his election to extend such periods.

The above description is qualified in its entirety by reference to the complete agreement to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNS, INC.

Dated: May 10, 2006	By:	/s/ Henry H. Graham, Jr.
Henry H. Graham, Jr.
Executive Vice President, Chief Financial Officer and Treasurer